# STATE OF DELAWARE
# CERTIFICATE OF CORRECTION

Investment Grade R.E. Fund, L.P., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

**DOES HEREBY CERTIFY:**

1. The name of the corporation is Investment Grade R.E. Fund, L.P. .
2. That a Certificate of Limited Partnership
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on 09/27/19
   and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   The name of the Limited Partnership. It was filed as Investment Grade R.E. Fund, L.P., but should be Investment Grade R.E. Income Fund, L.P.

4. Article one of the Certificate is corrected to read as follows:

   Investment Grade R.E. Income Fund, L.P.

**IN WITNESS WHEREOF**, said corporation has caused this Certificate of Correction this 18th day of October, A.D. 2019 .

By: [signature]
Authorized Officer
Name: William J. Levy
Print or Type
Title: Manager of Janele Equity Partners, LLC, Manager of IGRE Capital Holdings, LLC, General Partner.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:40 AM 10/21/2019
FILED 11:40 AM 10/21/2019
SR 20197639276 - File Number 7629414